Exhibit 21.1

WARRIOR MET COAL, INC.

Subsidiaries List

Name of Subsidiary	Jurisdiction of Organization

Warrior Met Coal Intermediate Holdco, LLC	Delaware
Warrior Met Coal Gas, LLC	Delaware
Warrior Met Coal Land, LLC	Delaware
Warrior Met Coal LA, LLC	Delaware
Warrior Met Coal Mining, LLC	Delaware
Warrior Met Coal BC, LLC	Delaware
Warrior Met Coal WV, LLC	Delaware
WMC Blue Creek Holdco, Inc.	Delaware
Warrior Met Coal Shared Services, LLC	Delaware
Warrior Met Coal Sales, LLC	Delaware
Blue Canary, Inc.	Vermont
The Warrior Met Coal Foundation	Alabama